As filed with the Securities and Exchange Commission on August 2, 2004

Registration No. 333-116417

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON

FORM S-3

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CMGI, INC.

(Exact name of registrant as specified in its charter)

Delaware	7389	04-2921333
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1100 Winter Street

Waltham, Massachusetts 02451

(781) 663-5001

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

PETER L. GRAY, ESQ.

Executive Vice President and General Counsel

CMGI, INC.

1100 Winter Street

Waltham, Massachusetts 02451

(781) 663-5001

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

MARK D. GERSTEIN, ESQ. DAVID M. HERNAND, ESQ. Latham & Watkins, LLP 233 South Wacker Drive Chicago, Illinois 60606-6401 (312) 876-7700	MARK G. BORDEN, ESQ. PHILIP P. ROSSETTI, ESQ. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 (617) 526-6000

Approximate date of commencement of proposed sale to the public:    At such time or times after the effective date of this registration statement as the selling stockholders shall determine.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY STATEMENT

This registration statement (File No. 333-116417) covers the resale from time to time of up to 56,690,643 shares of our common stock issued by us to the selling stockholders identified in this registration statement in connection with our acquisition of Modus Media, Inc. on August 2, 2004. The issuance of shares in the acquisition and the subsequent resale by the selling stockholders was covered by this registration statement as declared effective by the Securities and Exchange Commission on June 30, 2004. This Post-Effective Amendment No. 1 contains a revised form of prospectus to be used in connection with resales of the shares received by the selling stockholders in the acquisition. All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing of the original registration statement.

The information in this prospectus is not complete and may be changed. This prospectus is included in a registration statement that CMGI, Inc. filed with the Securities and Exchange Commission. The selling stockholders cannot sell these securities until that registration statement filed with the Securities and Exchange Commission relating to these securities becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 2, 2004

PROSPECTUS

CMGI, INC.

56,690,643 Shares

Common Stock

This prospectus relates to the resale from time to time of up to 56,690,643 shares of our common stock issued by us to the selling stockholders identified in this prospectus in connection with our acquisition of Modus Media, Inc. on August 2, 2004. See “Plan of Distribution” for a description of the manner in which the shares of common stock may be offered and sold by the selling stockholders under this prospectus.

We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

CMGI common stock is quoted on the Nasdaq National Market under the trading symbol “CMGI,” and on July 30, 2004 its closing price was $1.38 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated August      , 2004.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration or continuous offering process. Under this shelf registration process, the selling stockholders may from time to time sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities that the selling stockholders may offer. A selling stockholder may be required to provide you with a prospectus supplement containing specific information about the selling stockholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

Unless we have indicated otherwise, references in this prospectus to “CMGI,” “we,” “us” and “our” or similar terms are to CMGI, Inc. and its consolidated subsidiaries, and references to “Modus” are to Modus Media, Inc. and its consolidated subsidiaries. References in this prospectus to “$” are to the lawful currency of the United States.

WHERE YOU CAN FIND MORE INFORMATION

CMGI files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by CMGI at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of CMGI are also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

CMGI has filed a registration statement on Form S-3 under the Securities Act to register the common stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement, the exhibits and the schedules to the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. We strongly encourage you to read carefully the registration statement and the exhibits and the schedules to the registration statement.

The SEC allows CMGI to “incorporate by reference” information into this prospectus. This means that CMGI can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superceded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

This prospectus incorporates by reference the documents listed below that CMGI has previously filed with the SEC. They contain important information about CMGI and its financial condition. The following documents, which were filed by CMGI with the SEC, are incorporated by reference into this prospectus:

•	annual report of CMGI on Form 10-K for the fiscal year ended July 31, 2003, filed with the SEC on October 20, 2003;

•	quarterly reports of CMGI on Form 10-Q for the fiscal quarters ended September 30, 2003 (filed with the SEC on December 12, 2003), January 31, 2004 (filed with the SEC on March 15, 2004) and April 30, 2004 (filed with the SEC on June 11, 2004);

•	current reports of CMGI on Form 8-K filed with the SEC on September 30, 2003, December 8, 2003, March 8, 2004, March 24, 2004, June 10, 2004, and August 2, 2004; and

•	the description of CMGI’s common stock contained in its registration statement on Form 8-A filed with the SEC on January 11, 1994, and any amendment or report filed with the SEC for the purpose of updating the description.

In addition, CMGI incorporates by reference additional documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the earliest of (i) 330 days following the effective time of this registration statement, (ii) the date of final sale by persons covered by this registration statement of all the CMGI common stock registered on this registration statement, (iii) the date upon which all of the CMGI common stock registered on this registration statement is saleable without registration pursuant to Rule 145 under the Securities Act or (iv) upon termination of all of the limitations on the disposition of the shares of CMGI common stock set forth in the Stock Transfer Agreement, excluding, in each case, any information furnished pursuant to Item 9 or Item 12 (or, as of and after August 23, 2004, Item 7.01 or Item 2.02) of any current report on Form 8-K.

You can obtain any of the documents incorporated by reference into this prospectus through CMGI or from the SEC through the SEC’s Internet Web site at the address described above. Documents incorporated by reference are available from CMGI without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus.

You may request a copy of information incorporated by reference into this prospectus by contacting the investor relations department of CMGI at:

CMGI, Inc.

1100 Winter Street

Waltham, Massachusetts 02451

(781) 663-5001

Attention: Investor Relations

YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OR SOLICITING A PURCHASE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH THE OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” These forward-looking statements are based on estimates and assumptions made by our management and take into account only the information available at the time the forward-looking statements are made. Although we each believe our estimates and assumptions are and will be reasonable, forward-looking statements involve risks, uncertainties and other factors that could cause our actual results to differ materially from those suggested in the forward-looking statements. Forward-looking statements include the information concerning future financial performance, anticipated benefits of our acquisition of Modus, business strategy, projected plans and objectives of CMGI, prospective products, sales and marketing efforts, costs and expenses, liquidity, cost savings and the other forward-looking statements contained in this prospectus.

Forward-looking statements are subject to numerous risks and uncertainties. The following are some important factors that could cause our actual results to differ materially from those in forward-looking statements:

•	general volatility of the capital markets and the market price of our common stock;

•	Our ability to successfully integrate our supply chain business with Modus (including combining systems and supplier bases, maintaining Modus’ customers and retaining Modus’ key employees following our acquisition of Modus);

•	changes in the United States, global or regional economic conditions which may affect sales of our products and services and increase costs associated with distribution;

•	the degree and nature of our competition, including continued consolidation among our competitors and customers;

•	changes in laws or regulations which may adversely affect our ability to compete;

•	technological changes may be more difficult or expensive than anticipated; and

•	other factors described in the section entitled “RISK FACTORS.”

This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward looking statements should be evaluated with the understanding of their inherent uncertainty.

Our actual results, performance or achievement could differ materially from those expressed in, or implied by, forward-looking statements and, accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations and financial condition. The forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

THE COMPANY

We are a corporation organized and existing under the laws of the State of Delaware. Our principal executive office is located at 1100 Winter Street, Waltham, Massachusetts 02451, and our telephone number is (781) 663-5001. Our operating subsidiaries provide technology and e-commerce solutions that help businesses market, sell and distribute their products and services. These solutions include industry-leading global supply chain management and web-based distribution and fulfillment. In addition, our affiliated venture capital arm is comprised of venture capital funds that focus on investing in technology companies. We were incorporated in Delaware in 1986 and we previously operated under the name CMG Information Services, Inc.

Our business strategy over the years has led to the development, acquisition and operation of majority-owned subsidiaries focused on technology and supply chain management services, as well as the strategic investment in other companies that have demonstrated synergies with our core businesses. Our strategy also envisions and promotes opportunities for synergistic business relationships among our subsidiaries, investments and affiliates. We expect to continue to develop and refine our product and service offerings, and to continue to pursue developing, acquiring or investing in additional companies and technologies. Our recent acquisition of Modus Media is in keeping with our business strategy. In connection with our acquisition of Modus, we agreed to register for resale the shares received by the selling stockholders identified in this prospectus.

CMGI’s current operating subsidiaries have been classified in one operating segment: eBusiness and Fulfillment. CMGI’s eBusiness and Fulfillment companies work across the full eBusiness value chain to deliver goods from the manufacturer to the customer by applying state-of-the-art technology to provide inventory and supply chain management, and fulfillment services.

RISK FACTORS

In addition to the matters addressed in “CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS,” the information included in this prospectus and the other documents attached to or incorporated by reference into this prospectus, you should carefully consider the following risks before deciding whether to purchase shares of our common stock.

Risks Related to Our Acquisition of Modus

We may not realize all of the anticipated benefits of our acquisition of Modus.

The success of our acquisition of Modus will depend in part on our ability to realize the anticipated synergies and cost savings from integrating the businesses of Modus with our supply chain management businesses. Our success in realizing these benefits and the timing of this realization depend upon the successful integration of the technology, personnel and operations of Modus. The integration of two independent companies is a complex, costly and time-consuming process. The difficulties of combining the operations of the companies include, among others:

•	retaining key employees;

•	retaining key customers;

•	consolidating corporate and administrative infrastructures;

•	maintaining customer service levels;

•	minimizing the diversion of management’s attention from ongoing business concerns;

•	coordinating geographically disparate organizations;

•	effectively consolidating facilities;

•	coordinating and maintaining our supplier base with Modus’ supplier base; and

•	consolidating and integrating information technology systems.

We cannot assure you that our integration of Modus supply chain management business will result in the realization of the full benefits that we anticipate in a timely manner or at all.

Our acquisition of Modus may harm our prospects for achieving profitability and deplete our working capital.

During the three and nine months ended April 30, 2004, we had an operating loss of approximately $6.5 million and $18.4 million, respectively. We anticipate that we will continue to incur significant operating expenses in the future, including significant costs of revenue and general and administrative expenses. We also have significant commitments and contingencies, including real estate leases, continuing stadium sponsorship obligations, and guarantees entered into by us and on behalf of our and current and former operating companies. As a result, we can give no assurance that we will achieve profitability or be capable of sustaining profitable operations. We may also use significant amounts of cash to fund growth and expansion of our operations, including through additional acquisitions. We may also incur significant costs and expenses in connection with pending and future litigation. At April 30, 2004, we had a consolidated cash, cash equivalents and marketable securities balance of approximately $260.2 million and fixed contractual obligations of $82.9 million. Our acquisition of Modus required us to repay net Modus indebtedness of approximately $71 million, which reduced our available cash reserves. If we are unable to reach and sustain profitability, we risk depleting our working capital balances and our business will be materially adversely affected.

Risks Related to Our Business

We derive substantially all of our revenue from a small number of customers and adverse industry trends or the loss of any of those customers could significantly damage our business.

Prior to our acquisition of Modus, we derived substantially all of our revenue from the supply chain management services provided by our wholly-owned subsidiary SalesLink Corporation (“SalesLink”). Our business and future growth will continue to depend in large part on the industry trend towards outsourcing supply chain management and other business processes. If this trend does not continue or declines, demand for our supply chain management services would decline and our financial results could suffer.

In addition, both SL Supply Chain Services International Corp. (“SL Supply Chain”), a wholly-owned subsidiary of SalesLink, and Modus have been designated as authorized replicators for Microsoft. Such designation provides these companies with licenses to replicate Microsoft software products and documentation for their customers who want to bundle licensed software with their hardware products. These agreements typically have terms of limited duration, up to 12 months. A failure to maintain authorized replicator status could result in a reduction in our business and our revenues.

In addition, for the year ended December 31, 2003, five end customers accounted for approximately 44% of Modus’ net revenues. For the nine months ended April 30, 2004, one customer, Hewlett-Packard accounted for approximately 72% of CMGI’s consolidated net revenue. In addition, nearly all the revenues of SalesLink and SL Supply Chain are accounted for by sales to a limited number of customers, especially Hewlett-Packard and Microsoft, and sales of Microsoft products. The loss of any one or more of these customers would cause our revenues to decline, perhaps below expectations. We currently do not have any agreements which obligate any customer to buy a minimum amount of products or services. We do not currently have any agreements which designate us as the sole supplier of any particular products or services. The loss of a significant amount of business with Hewlett-Packard, Microsoft or any other key customers would have a material adverse effect on our business. We continue to derive the vast majority of our operating revenue from sales to a small number of key customers. There can be no assurance that our revenue from key customers will not decline in future periods.

We may have problems raising the money we need in the future.

We have generally financed our operations and growth through the selective sale of investments or minority or majority interests in subsidiaries or affiliates to outside investors. Market and other conditions largely beyond our control may affect our ability to engage in future sales of such securities, the timing of any such sales, and the amount of proceeds therefrom. Even if we are able to sell any such securities in the future, we may not be able to sell at favorable prices or on favorable terms. In addition, this funding source may not be sufficient in the future, and we may need to obtain funding from outside sources. However, we may not be able to obtain funding from outside sources. In addition, even if we find outside funding sources, we may be required to issue to such outside sources securities with greater rights than those currently possessed by holders of our common stock. We may also be required to take other actions, which may lessen the value of our common stock or dilute our common stockholders, including borrowing money on terms that are not favorable to us or issuing additional shares of common stock. If we experience difficulties raising money in the future, our business could be materially adversely affected.

A decline in the technology sector could reduce our revenues.

A large portion of our supply chain management revenue comes from customers in the technology sector, which is intensely competitive and very volatile. Declines in the overall performance of the technology sector have in the past and could in the future adversely affect the demand for supply chain management services and reduce our revenues and profitability from such customers.

The gross margins in the supply chain management business are low, which magnifies the impact of variations in revenue and operating costs on our financial results.

As a result of intense price competition in the technology products marketplace, the gross margins in our supply chain management business are low, and we expect them to continue to be low in the future. Following our acquisition of Modus, increased competition arising from industry consolidation and/or low demand for certain products may hinder our ability to maintain or improve our gross margins. In addition, there may be additional pressure following our acquisition of Modus with respect to overlapping customers that may seek to reduce pricing to the lower of the pre-acquisition pricing of CMGI and Modus. These low gross margins magnify the impact of variations in revenue and operating costs on our financial results. Portions of our operating expenses are relatively fixed, and planned expenditures are based in part on anticipated orders that are forecasted with limited visibility of future demand. As a result, we may not be able to reduce our operating expenses as a percentage of revenue to mitigate any further reductions in gross margins. We may also be required to spend money to restructure our operations should future demand fall significantly in any one facility. If we cannot proportionately decrease our cost structure in response to competitive price pressures, our business and operating results could suffer.

Because we frequently sell to supply chain management customers on a purchase order basis, we are subject to uncertainties and variability in demand by customers, which could decrease revenue and adversely affect our financial results.

We frequently sell to our supply chain management customers on a purchase order basis rather than pursuant to long-term contracts or contracts with minimum purchase requirements. Consequently, our sales are subject to demand variability by our supply chain management customers. The level and timing of orders placed by these customers vary for a variety of reasons, including seasonal buying by end-users, the introduction of new technologies and general economic conditions. Customers submitting a purchase order may cancel, reduce or delay their orders. If we are unable to anticipate and respond to the demands of our supply chain management customers, we may lose customers because we have an inadequate supply of products, or we may have excess inventory, either of which may harm our business, financial position and operating results.

We are required to maintain adequate levels of inventory in our supply chain management business in order to meet customer needs, which presents risks to our financial position and operating results.

We are often required to purchase and maintain adequate levels of inventory in our supply chain management business in order to meet customer needs rapidly and on a timely basis. We are often required to finance the purchase of products or components that are necessary to fulfill customer orders. The technology sector served by our customers is subject to rapid technological change, new and enhanced product specification requirements, and evolving industry standards. These changes may cause inventory on hand to decline substantially in value or to rapidly become obsolete. Our customers offer limited protection, if any, from the loss in value of inventory. In addition, our customers may become unable or unwilling to fulfill such protection obligations. The decrease or elimination of price protection or the inability of our customers to fulfill their protection obligations could lower our gross margins and cause us to record inventory write-downs. If we are unable to manage our inventory with our customers with a high degree of precision, we may have insufficient product supplies or we may have excess inventory, resulting in inventory write-downs, which may harm our business, financial position and operating results. In addition, we may not be able to recover fully the credit costs we would face with the financing of inventory.

The ability of our operating companies to obtain particular products or components in the required quantities and to fulfill customer orders on a timely basis is critical to our success. In most cases, our operating companies have no guaranteed price or delivery agreements with our respective suppliers. Our operating companies may occasionally experience a supply shortage of certain products as a result of strong demand or problems experienced by their suppliers. If shortages or delays persist, the price of those products may increase, or the products may not be available at all. Accordingly, if we are not able to secure and maintain an adequate supply of products or components to fulfill our customer orders on a timely basis, our business, financial position and operating results may be adversely affected.

Our failure to meet customer expectations could result in lost revenues, increased expenses and negative publicity.

Our supply chain management customers face significant uncertainties in forecasting the demand for their products. Limitations on the size of facilities, number of personnel and availability of materials could make it difficult for our operating companies to meet customers’ unforecasted demand for additional production. Any failure to meet customers’ specifications, capacity requirements or expectations could result in lost revenue, lower client satisfaction, negative perceptions in the marketplace and potential claims for damages.

If we are not able to establish customer sites where requested, or if we fail to retain key customers at established sites, our customer relationships, revenue and expenses could be seriously harmed.

Our supply chain management customers have, at times, requested that we add capacity or open a facility in locations near their sites. If we elect not to add required capacity at sites near existing customers or establish sites near existing or potential customers, customers may decide to seek alternate service providers. In addition, if we lose a significant customer of a particular site or open a site with the expectation of business that does not materialize, operations at that site could become unprofitable or significantly less efficient. Any of these events could have a material adverse effect on the business, expenses and revenues of CMGI or of our operating companies.

Our continued expansion of the global operations is subject to special risks and costs.

We maintain operations outside of the United States, and we will likely expand these operations. This international expansion will require significant management attention and financial resources. Our operations are and will continue to be subject to numerous and varied regulations worldwide, some of which may have an adverse effect on our ability to develop our international operations in accordance with our business plans or on a timely basis.

We are subject to risks of operating internationally.

Our success depends, in part, on our ability to manage and expand our international operations. Failure to expand our international sales and fulfillment activities could limit our ability to grow.

With the completion of the Modus acquisition, we currently conduct business in Mexico, China, Taiwan, Singapore, Ireland, France, The Netherlands and certain other foreign locations, in addition to our United States operations. Prior to our acquisition of Modus, sales outside the United States accounted for 37%, 11% and 13% of CMGI’s total revenue for fiscal 2003, 2002, and 2001, respectively, and sales outside the United States accounted for 68%, 66% and 60% of Modus’ total revenue for fiscal 2003, 2002, and 2001, respectively. There are certain risks inherent in conducting international operations, including:

•	added fulfillment complexities in operations, including multiple languages, currencies, bills of materials and stock keeping units;

•	exposure to currency fluctuations and repatriation complexities and delays;

•	longer payment cycles;

•	greater difficulties in accounts receivable collections;

•	the complexity of ensuring compliance with multiple U.S. and foreign laws, particularly differing laws on intellectual property rights and export control; and

•	labor practices, difficulties in staffing and managing foreign operations, political instability and potentially adverse tax consequences.

In addition, a substantial portion of our business is now conducted in China, where we face additional risks, including the following:

•	the challenge of navigating a complex set of licensing requirements and restrictions affecting the conduct of business in China by foreign companies;

•	difficulties and limitations on the repatriation of cash;

•	currency fluctuation and exchange rate risks;

•	protection of intellectual property, both for us and our customers; and

•	difficulty retaining management personnel and skilled employees.

If we are unable to manage these risks following the merger, we may face significant liability, our international sales may decline and our financial results may be adversely affected.

International laws and regulations may result in unanticipated costs and litigation.

Our international operations will increase our exposure to international laws and regulations. Noncompliance with foreign laws and regulations, which are often complex and subject to variation and unexpected changes, could result in unexpected costs and potential litigation. For example, the governments of foreign countries might attempt to regulate our products and services or levy sales or other taxes relating to our activities. In addition, foreign countries may impose tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers, any of which could make it more difficult to conduct our business.

We depend on third-party software, systems and services.

We rely on products and services of third-party providers in our business operations. There can be no assurance that we will not experience operational problems attributable to the installation, implementation, integration, performance, features or functionality of such third-party software, systems and services. Any interruption in the availability or usage of the products and services provided by third parties could have a material adverse effect on our business or operations.

We depend on certain important employees, and the loss of any of those employees may harm our business.

Our performance is substantially dependent on the performance of our executive officers and other key employees, as well as management of our operating companies. The familiarity of these individuals with technology and service related industries makes them especially critical to our success following our acquisition of Modus. In addition, our success is dependent on our ability to attract, train, retain and motivate high quality personnel, especially for our operating companies’ management teams. Competition for such personnel is intense. The loss of the services of any of our executive officers or key employees may harm our business.

There may be conflicts of interest among CMGI, CMGI’s subsidiaries, and their respective officers, directors and stockholders.

Some of CMGI’s officers and directors also serve as officers or directors of one or more of CMGI’s subsidiaries. In addition, David S. Wetherell, CMGI’s Chairman of the Board, has significant compensatory interests in certain of CMGI’s @Ventures venture capital affiliates. As a result, CMGI, CMGI’s officers and directors, and CMGI’s subsidiaries and venture capital affiliates may face potential conflicts of interest with each other and with stockholders. Specifically, CMGI’s officers and directors may be presented with situations in their capacity as officers, directors or management of one of CMGI’s subsidiaries and venture capital affiliates that conflict with their fiduciary obligations as officers or directors of CMGI or of another subsidiary or affiliate.

Our strategy of expanding our business through acquisitions of other businesses and technologies presents special risks.

We intend to continue to expand our business in certain areas through the acquisition of businesses, technologies, products and services from other businesses. Acquisitions involve a number of special problems, including:

•	the need to incur additional indebtedness, issue stock or use cash in order to consummate the acquisition;

•	difficulty integrating acquired technologies, operations and personnel with the existing businesses;

•	diversion of management attention in connection with both negotiating the acquisitions and integrating the assets;

•	strain on managerial and operational resources as management tries to oversee larger operations;

•	the funding requirements for acquired companies may be significant;

•	exposure to unforeseen liabilities of acquired companies;

•	increased risk of costly and time-consuming litigation, including stockholder lawsuits; and

•	potential issuance of securities in connection with an acquisition with rights that are superior to the rights of holders of our common stock, or which may have a dilutive effect on our common stockholders.

We may not be able to successfully address these problems. Moreover, our future operating results will depend to a significant degree on our ability to successfully integrate acquisitions and manage operations while also controlling expenses and cash burn.

Our quarterly results may fluctuate significantly.

Our operating results have fluctuated widely on a quarterly basis during the last several years, and we expect to experience significant fluctuations in future quarterly operating results. Many factors, some of which are beyond our control, have contributed to these quarterly fluctuations in the past and may continue to do so. Such factors include:

•	demand for our products and services;

•	timing of new product introductions or software releases by our customers or their competitors;

•	payment of costs associated with our acquisitions, sales of assets and investments;

•	timing of sales of assets and marketable securities;

•	market acceptance of new products and services;

•	seasonality;

•	temporary shortages in supply from vendors;

•	charges for impairment of long-lived assets in future periods;

•	potential restructuring charges in connection with our continuing restructuring efforts;

•	political instability or natural disasters in the countries in which we operate;

•	specific economic conditions in the industries in which we compete; and

•	general economic conditions.

We believe that period-to-period comparisons of our results of operations will not necessarily be meaningful and should not be relied upon as indicative of our future performance. It is also possible that in some fiscal quarters, our operating results will be below the expectations of securities analysts and investors. In such circumstances, the price of our common stock may decline.

The price of our common stock has been volatile and may fluctuate based on the value of our assets.

The market price of our common stock has been and is likely to continue to be volatile. In recent years, the stock market has experienced significant price and volume fluctuations, which have particularly impacted the market prices of equity securities of many companies providing technology-related products and services. Some of these fluctuations appear to be unrelated or disproportionate to the operating performance of such companies. Future market movements may adversely affect the market price of our common stock. In addition, should the market price of our common stock be below $1.00 per share for an extended period, we risk Nasdaq delisting, which would have an adverse effect on our business and on the trading of our common stock. In order to maintain compliance with Nasdaq listing standards, we may consider several strategies, including without limitation a reverse stock split.

In addition, a portion of our assets includes the equity securities of both publicly traded and privately held companies. The market price and valuations of the securities that we hold may fluctuate due to market conditions and other conditions over which we have no control. Fluctuations in the market price and valuations of the securities that we hold in other companies may result in fluctuations of the market price of our common stock and may reduce the amount of working capital available to us.

We will continue to be subject to intense competition.

The markets for our products and services are highly competitive and often lack significant barriers to entry, enabling new businesses to enter these markets relatively easily. Numerous well-established companies and smaller entrepreneurial companies are focusing significant resources on developing and marketing products and services that will compete with our products and services. The market for supply chain management products and services is very competitive, and the intensity of the competition is expected to continue to increase. Any failure to maintain and enhance our competitive position and the competitive position of our operating companies would limit our ability to maintain and increase market share, which would result in serious harm to our business. Increased competition may also result in price reductions, reduced gross margins and loss of market share. In addition, many of our current and potential competitors will continue to have greater financial, technical, operational and marketing resources than those of CMGI and our operating companies. We may not be able to compete successfully against these competitors. Competitive pressures may also force prices for supply chain management products and services down and such price reductions may reduce our revenues.

To succeed, we must respond to the rapid changes in the technology sector.

The markets for our technology-related products and services are characterized by:

•	rapidly changing technology;

•	evolving industry standards;

•	frequent new product and service introductions;

•	shifting distribution channels; and

•	changing customer demands.

Our success will depend on our ability to adapt to this rapidly evolving marketplace. We may not be able to adequately adapt our products and services or to acquire new products and services that can compete successfully. In addition, we may not be able to establish and maintain effective distribution channels.

We could be subject to infringement claims and other liabilities.

From time to time, we have been, and will continue to be, subject to third-party claims in the ordinary course of business, including claims of alleged infringement of intellectual property rights. Any such claims may damage our business by:

•	subjecting us to significant liability for damages;

•	resulting in invalidation of our proprietary rights;

•	resulting in costly license fees in order to settle such claims;

•	being time-consuming and expensive to defend even if such claims are not meritorious; and

•	resulting in the diversion of our management’s time and attention.

The intellectual property of our supply chain management customers may be damaged, misappropriated, stolen or lost while in our possession, subjecting us to litigation and other adverse consequences.

In the course of providing supply chain management services to our customers, we and our operating companies have possession of or access to certain intellectual property of such customers, including databases, software masters, certificates of authenticity and similar valuable intellectual property. In the event such intellectual property is damaged, misappropriated, stolen or lost, we could suffer:

•	claims under indemnification provisions in customer agreements or other liability for damages;

•	delayed or lost revenue due to adverse customer reaction;

•	negative publicity; and

•	litigation that could be costly and time consuming.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sale of the shares of CMGI common stock covered by this prospectus. We will not receive any of the proceeds from the resale of any of these securities.

The selling stockholders will pay any underwriting fees or discounts, and any fees and expenses of counsel retained by them, incurred in connection with the resale of the shares covered by this prospectus. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including fees and expenses of our counsel and accountants.

SELLING STOCKHOLDERS

The shares offered pursuant to this prospectus were acquired by the selling stockholders listed below in connection with our acquisition of Modus on August 2, 2004 pursuant to that certain agreement and plan of merger by and among CMGI, Inc., Westwood Acquisition Corp. and Modus dated as of March 23, 2004. As required in the merger agreement, this registration statement registers the resale of shares of CMGI common stock issued in the merger to Modus stockholders who are parties to the stock transfer agreement, as well as the stockholder representative under the escrow agreement entered into on August 2, 2004 in connection with the merger.

This prospectus covers the resale of up to 56,690,643 shares of CMGI common stock held by the selling stockholders immediately following our acquisition of Modus. The following table sets forth the names of the selling stockholders, the number of shares and percentage of shares of CMGI common stock that the selling stockholders owned prior to the offering for resale of any of the shares of CMGI common stock being registered hereby, the maximum number of shares of CMGI common stock that may be offered for resale for the account of the selling stockholders pursuant to this prospectus and the percentage of shares of CMGI common stock to be held by the selling stockholders after the offering of the shares available for resale (assuming all of the shares offered for resale are sold by the selling stockholders).

Selling Stockholders(1)	Number of Shares of CMGI Common Stock Owned Before the Offering(2)		Number of Shares of CMGI Common Stock to be Resold in the Offering(3)		Percentage of Shares of CMGI Common Stock Owned(4)
					Before Offering of the Resale Shares	After Offering of the Resale Shares(5)
Timothy M. Adams	591,913		167,523		*	*
Bain Capital Fund IV, L.P.	11,059,221		11,059,221		2.4%	—
Bain Capital Partners V, L.P.	7,694,938		7,694,938		1.6%	—
BankAmerica Investment Corp.	4,022,991		4,018,257		*	*
BCIP Associates	641,116		641,116		*	—
BCIP Trust Associates, L.P.	380,700		380,700		*	—
BCIP Trust Associates II	3,942		3,942		*	—
BCIP Trust Associates II-B	1,244		1,244		*	—
BCM Capital Partners, L.P.	518,967		518,967		*	—
Canpartners Investments IV, LLC	1,834,552		1,834,552		*	—
Rory J. Cowan	1,531,150		1,531,150		*	—
Robert T. Dechant	893,454		446,727		*	*
Enterprise Associates, LLC	1,977,149		1,977,149		*	—
Sheila M. Flaherty	524,902		113,916		*	*
Fleet National Bank, as Trustee of Abegail L. Moore Trust dated June 5, 1996	238,900		238,900		*	—
Fleet National Bank, as Trustee of Alexander S. Moore Trust dated June 5, 1996	238,905		238,905		*	—
Harding Holdings, Inc.	2,288,601		2,288,601		*	—
Information Partners	389,331		389,331		*	—
J.P. Morgan Partners (BHCA), L.P. (f/k/a Chase Equity Associates, L.P.)	5,999,666		5,999,666		1.3%	—
Deborah Keeman	203,144		35,622		*	*
Linwood A. Lacy, Jr.	617,151		464,594		*	*
Terence M. Leahy	3,894,766		1,395,370		*	*
Stephen D.R. Moore	1,257,979		1,257,979		*	—
R. Scott Murray	2,509,994		2,509,994		*	—
OCM Mezzanine Fund, L.P.	1,926,779		1,926,779		*	—
Morton H. Rosenthal	6,212,930	(6)	6,212,930	(6)	1.3%	—
Sankaty Credit Opportunities, L.P.	174,719		174,719		*	—
Sankaty High Yield Partners II, L.P.	174,719		174,719		*	—
Sankaty High Yield Partners III, L.P.	174,719		174,719		*	—
W. Kendale Southerland	559,409		111,682		*	*
David A. Tanner	464,319		185,115		*	*
The Murray 2003 Qualified Annuity Trust	2,521,616		2,521,616		*	—
Total	61,523,886		56,690,643

(1)	This table is based upon information supplied to us by the selling stockholders.
(2)	Includes shares of CMGI common stock issued to the selling stockholders in our acquisition of Modus Media and shares issuable upon exercise of any options or warrants held by such selling stockholders that were not exercised prior to the acquisition.
(3)	Represents shares of CMGI common stock issued to the selling stockholders in our acquisition of Modus Media. Includes shares that were deposited in an escrow account pursuant to the merger agreement. These escrowed shares may be sold by the escrow agent at the direction of the stockholder representative.
(4)	The percentage of shares owned is determined based upon the sum of (i) 401,315,770 shares of CMGI common stock issued and outstanding as of June 22, 2004, and (ii) the issuance of an aggregate of 68,555,678 shares of CMGI common stock at the effective time of the merger.
(5)	Assumes that the selling stockholders sell all of the shares of CMGI common stock available for resale.
(6)	Certain of these shares have been pledged to Corporate Software, Inc. (or its successor) as collateral for indebtedness incurred by Mr. Rosenthal. This registration statement shall not cover the resale of any pledged shares that are held by the pledgee.
*	Less than 1.0%.

PLAN OF DISTRIBUTION

We are registering for resale up to 56,690,643 shares of our common stock issued by us to the selling stockholders identified in this prospectus in connection with our acquisition of Modus. See “Selling Stockholders.” The selling stockholders may offer and sell, from time to time, some or all of the shares of common stock covered by this prospectus. We have registered the shares of common stock covered by this prospectus for offer and sale by the selling stockholders so that those shares may be freely sold to the public by them. Registration of the shares of common stock covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold. With the exception of the stock transfer agreement, which is described below, we are not aware of any plan of distribution for the resale of CMGI common stock by the selling stockholders. We will not receive any of the proceeds from the sale by the selling stockholders of any of the shares covered by this prospectus.

Concurrently with the execution and delivery of the merger agreement, CMGI entered into a stock transfer agreement with Nicholas G. Nomicos and R. Scott Murray, jointly as stockholder representative of the stockholders entering into the stock transfer agreement, and certain officers, directors and other Modus stockholders who beneficially owned 22,471,085 shares of Modus common stock on the date of the merger agreement. Such stockholders received shares of CMGI common stock (or rights to acquire such shares of CMGI common stock) in exchange for their shares of Modus common stock (or options) on the same terms and conditions as other Modus stockholders.

Volume Limitations on Sales of CMGI Common Stock Received in the Merger. The stock transfer agreement imposes volume limitations on the number of shares of CMGI common stock received in the merger that can be sold by stockholders that are party to such agreement following the effective time of the merger. Specifically, the stockholders party to the agreement may not offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any or all of the shares of CMGI common stock they received in the merger in exchange for their respective shares of Modus common stock, except as described below, if the aggregate number of such shares to be sold by all such stockholders on any given trading day would exceed a specified maximum number of shares for such day based on the following:

Sale Price as Percentage of Closing Price for the prior Trading Day	Maximum Number of Shares which may be Sold on current Trading Day
Greater than 107.5%	1,100,000
Greater than 105.0% to 107.5%	850,000
Greater than 92.5% to 105.0%	700,000
Equal or less than 92.5%	300,000

The maximum number of shares that can be sold each day is based on a comparison of the per share sale price of the shares proposed to be sold as a percentage of the per share closing price of CMGI common stock for the prior trading day on the Nasdaq National Market. In addition, none of the shares of CMGI common stock that are held in the escrow established pursuant to the escrow agreement can be sold or transferred under any circumstances between the 180th and 240th days following the effective date of the merger. Each stockholder who is not then subject to reporting obligations of Section 16 of the Securities Exchange Act of 1934 with respect to CMGI is required to report such stockholder’s monthly sales of shares subject to the stock transfer agreement to CMGI.

Each stockholder that is a party to the stock transfer agreement agreed that it would make all dispositions of shares subject to the volume limitations through a single broker dealer designated by the stockholder representative. Unless otherwise agreed among the stockholders that are parties to the stock transfer agreement, all sales of shares subject to the volume limitations made on any particular day through the designated broker will be allocated on a pro rata basis among the stockholders who have requested that a sale of shares be made on such day.

Permitted Transfers of CMGI Common Stock. Each stockholder who is a party to the stock transfer agreement may sell, transfer or otherwise dispose of CMGI shares of common stock without regard to the volume limitations discussed above if such transfer is:

•	to affiliates of such stockholder who have agreed in writing to be bound by the terms of the stock transfer agreement;

•	pursuant to an offer or exchange subject to Regulation 14D of the Securities Exchange Act of 1934;

•	arising as a result of a merger or similar transaction involving CMGI;

•	to CMGI;

•	a pledge of such shares in connection with a bona fide financing with a financial institution, where the pledgee agrees to become a party to the stock transfer agreement in the event of a foreclosure on such shares;

•	if the transferring stockholder is an investment vehicle and is transferring shares to its investors and such investors have agreed in writing to be bound by the terms of the stock transfer agreement;

•	to a qualified institutional investor as defined in the Investment Company Act of 1940 and such transfer is consented to by CMGI; or

•	pursuant to a foreclosure of a pledge of such shares existing on the date of the stock transfer agreement.

Standstill. Each stockholder who is a party to the stock transfer agreement additionally agreed that for two years following the date of the agreement (March 23, 2004), unless invited by the CMGI Board of Directors in writing, it would not:

•	effect or seek, offer or propose to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose any solicitation of CMGI stockholders, or file, mail or disseminate any solicitation materials, with respect to any consent or proxy;

•	otherwise act, alone or in concert with others, to nominate directors for election at any meeting of CMGI’s stockholders or similar action by written consent or propose any matter for submission to a vote or action by written consent of CMGI stockholders; or

•	take any action which to the knowledge of such stockholder would require CMGI to make a public announcement regarding any of the types of matters described in this paragraph.

Registration of CMGI Common Stock. In exchange for all of the foregoing, we agreed to file this registration statement with the Securities and Exchange Commission covering the resale of all shares of our common stock issued in our acquisition of Modus (including shares deposited into escrow pursuant to the escrow agreement) to stockholders of Modus who are parties to the stock transfer agreement. We have agreed to maintain the effectiveness of this registration statement for up to 330 days after the closing of our acquisition of Modus (plus an additional day for each day the effectiveness of this registration statement is suspended during such 330 day period).

Termination. The stock transfer agreement will terminate, and become null and void and have no further effect, upon the earliest to occur of:

•	the mutual consent of CMGI and the stockholder representative;

•	as to all shares of CMGI common stock other than shares held in escrow, 180 days from the date of the consummation of the merger, and as to all shares then held in escrow pursuant to the escrow agreement, 335 days from the date of the consummation of the merger; and

•	if the effectiveness of this registration statement shall have been suspended for greater than five trading days during the period of either the first 180 days of intended effectiveness or the last 90 days of the intended effectiveness, respectively, on the trading day following the date of written notice thereof from the stockholder representative to CMGI.

The termination of the stock transfer agreement shall not prevent any party thereto from seeking any remedies (at law or in equity) against any other party for such party’s breach of any term of the stock transfer agreement.

We expect that the selling stockholders or their transferees may sell the shares covered by this prospectus from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may sell the shares covered by this prospectus to or through broker-dealers, and such broker-dealers may receive compensation from the selling stockholders or the purchasers of the shares covered by this prospectus, or both.

At any time a particular offer of shares covered by this prospectus is made, to the extent required, a supplemental prospectus will be distributed which will set forth the number of shares offered and the terms of the offering including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares purchased from the selling stockholders, any discounts, commission and other items constituting compensation from the selling stockholders and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

The selling stockholders and any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be “underwriters” as that term is defined in the Securities Act and any commissions received by them and profit on any resale of shares might be deemed to be underwriting discounts and commissions under the Securities Act.

Any or all of the sales or other transactions involving the shares described above, whether by the selling stockholders, any broker-dealer or others, may be made pursuant to this prospectus. In addition, any shares that qualify for sale under Rule 145 of the Securities Act may be sold under Rule 145 rather than under this prospectus.

In order to comply with the securities laws of certain states, if applicable, the shares covered by this prospectus may be sold in such jurisdictions only through registered or licensed brokers or dealers.

The selling stockholders and any other persons participating in the sale or distribution of the shares covered by this prospectus will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or Exchange Act, including Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of CMGI common stock by the selling stockholders or other persons. Under these rules and regulations, the selling stockholders and other persons participating in the sale or distribution:

•	may not engage in any stabilization activity in connection with CMGI common stock;

•	must furnish each broker which offers shares covered by this prospectus with the number of copies of this prospectus and any supplement which are required by the broker; and

•	may not bid for or purchase any CMGI common stock or attempt to induce any person to purchase any CMGI common stock other than as permitted under the Exchange Act.

These restrictions may affect the marketability of any shares offered by the selling stockholders.

CMGI may suspend the effectiveness or use of, or trading under, this registration statement if it shall determine, upon recommendation of counsel, that it would be impractical or inadvisable to amend or supplement this registration statement or this prospectus due to pending negotiations relating to a transaction or the occurrence of an event:

•	that would require disclosure of material nonpublic information;

•	as to which CMGI has a bona fide business purpose for preserving confidentiality; or

•	that would render CMGI unable to comply with Securities and Exchange Commission requirements.

EXPERTS

The consolidated financial statements of CMGI, Inc. as of July 31, 2003 and 2002, and for each of the years in the three-year period ended July 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Modus as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, incorporated by reference herein, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The legality of the CMGI common stock offered by this prospectus will be passed upon for CMGI by its counsel, Latham & Watkins LLP.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The following table sets forth the expenses payable by CMGI in connection with this amendment to the registration statement. All of such expenses are estimates, other than the filing fee payable to the Securities and Exchange Commission.

Filing Fee—Securities and Exchange Commission	* None
Fees and Expenses of Accountants	$500
Fees and Expenses of Counsel	$20,000
Miscellaneous Expenses	$1,500
Total	$22,000

*	The registration statement as originally filed on Form S-4 registered both the securities offered in our acquisition of Modus and the resale of the securities to be sold by the selling stockholders. Because a filing fee has been paid with respect to the securities offered in the acquisition, no separate filing fee is assessed for the registration of resale transactions by the selling stockholders.

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law grants the registrant the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the registrant where the person involved is adjudged to be liable to the registrant except to the extent approved by a court.

Article Ninth of the registrant’s restated certificate of incorporation and Article VII of the registrant’s restated bylaws provide that the registrant shall, to the fullest extent permitted by applicable law, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the registrant, or is or was serving at the written request of the registrant, as a director, officer, trustee, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided for in Article Ninth of the registrant’s restated certificate of incorporation and Article VII of the registrant’s restated bylaws is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons. Article VII of the registrant’s restated bylaws also provides that the registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant, as a director, trustee, partner, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against and incurred by such person in any such capacity.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article Eighth of the registrant’s restated certificate of incorporation eliminates a director’s personal liability for monetary damages to the registrant and its stockholders for breaches of fiduciary duty as a director, except in circumstances involving a breach of a director’s duty of loyalty to the registrant or its stockholders, acts or omissions not in good faith, or which involve intentional misconduct or knowing violations of the law, self-dealing or the unlawful payment of dividends or repurchase of stock.

The registrant maintains an insurance policy on behalf of itself and certain of its subsidiaries, and on behalf of the directors and officers thereof, covering certain liabilities which may arise as a result of the actions of such directors and officers.

The registrant has entered into agreements with all of its directors affirming the registrant’s obligation to indemnify them to the fullest extent permitted by law and providing various other protections.

Exhibits

See the Exhibit Index following the Signature page in this amendment to the registration statement, which Exhibit Index is incorporated herein by reference.

Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, Commonwealth of Massachusetts, on August 2, 2004.

CMGI, INC.

By:	/s/ PETER L. GRAY
Peter L. Gray Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on August 2, 2004 in the capacities indicated.

SIGNATURES

*
By:	DAVID S. WETHERELL
Chairman of the Board of Directors

*
By:	GEORGE A. MCMILLAN
President and Chief Executive Officer and Director (Principal Executive Officer)

*
By:	THOMAS OBERDORF
Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

*
By:	ANTHONY J. BAY
Director

*
By:	VIRGINIA G. BONKER
Director

*
By:	FRANCIS J. JULES
Director

*
By:	JONATHAN A. KRAFT
Director

*By:	/s/ PETER L. GRAY
Attorney-in-Fact

EXHIBIT INDEX

2.1	Agreement and Plan of Merger, by and among CMGI, Inc., Westwood Acquisition Corp. and Modus Media, Inc., dated as of March 23, 2004, is incorporated herein by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K dated March 24, 2004 (File No. 000-23262).

2.2	Transaction Agreement, dated as of September 9, 2002, by and among the Registrant, CMGI (UK) Limited and Engage, Inc. is incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated September 9, 2002 (File No. 000-23262).

2.3	Note and Stock Purchase Agreement, dated as of September 11, 2002, by and between the Registrant and ClearBlue Technologies, Inc. is incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated September 11, 2002 (File No. 000-23262).

2.4	Asset Purchase Agreement, by and among Overture Services, Inc., AltaVista Company, Aurora I, LLC (a wholly owned subsidiary of AltaVista) and the Registrant, dated as of February 18, 2003, is incorporated herein by reference to Exhibit 2.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 of Overture Services, Inc. (File No. 000-26365).

2.5	Registration Rights Agreement between Overture Services, Inc. and AltaVista Company, dated as of February 18, 2003, is incorporated herein by reference to Exhibit 2.2 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 of Overture Services, Inc. (File No. 000-26365).

2.6	First Amendment to Registration Rights Agreement, dated as of April 25, 2003, by and between Overture Services, Inc. and AltaVista Company, is incorporated herein by reference to Exhibit 2.3 to the Current Report on Form 8-K dated April 25, 2003 of Overture Services, Inc. (File No. 000-26365).

2.7	Second Amendment to Registration Rights Agreement, dated as of August 13, 2003, by and between Overture Services, Inc. and AltaVista Company, is incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K dated August 13, 2003 of Overture Services, Inc. (File No. 000-26365).

3.1	Restated Certificate of Incorporation of the Registrant is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3 (File No. 333-85047).

3.2	Certificate of Designations, Preferences and Rights of Series D Preferred Stock of the Registrant is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated August 18, 1999 (File No. 000-23262).

3.3	Amendment of Restated Certificate of Incorporation of the Registrant, dated May 5, 2000 is incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2000 (File No. 000-23262).

3.4	Certificate of Elimination of Series C Convertible Preferred Stock of the Registrant is incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2002 (File No. 000-23262).

3.5	Restated By-Laws of the Registrant, as amended, are incorporated herein by reference to Exhibit 3.3 of the Registrant’s Registration Statement on Form S-4 (File No. 333-92107).

4.1	Specimen stock certificate representing the Registrant’s Common Stock is incorporated herein by reference to Exhibit 4.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 1999 (File No. 000-23262).

4.2	Form of senior indenture is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3 (File No. 333-93005).

4.3	Form of subordinated indenture is incorporated herein by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-3 (File No. 333-93005).

4.4	Form of Stockholder Support Agreement is incorporated herein by reference to Annex 2 of the Registrant’s Registration Statement on Form S-4 (File No. 333-116417)

4.5	Form of Escrow Agreement is incorporated herein by reference to Annex 3 of the Registrant’s Registration Statement on Form S-4 (File No. 333-116417).

4.6	Form of Stock Transfer Agreement is incorporated herein by reference to Annex 4 of the Registrant’s Registration Statement on Form S-4 (File No. 333-116417).

5.1*	Opinion of Latham & Watkins LLP regarding legality of securities being registered pursuant to that certain Agreement and Plan of Merger, by and among CMGI, Inc., Westwood Acquisition Corp. and Modus Media, Inc., dated as of March 23, 2004.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Latham & Watkins LLP.

24*	Power of Attorney.

*	Previously filed